Exhibit 107.1

Calculation of Filing Fee Table

Form S-3
(Form Type)

GoDaddy Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(c)	270,508	$114.45	$30,959,640.60	0.00014760	$4,569.64
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$30,959,640.60
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$4,569.64

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder as a result of a stock split, stock dividend, recapitalization or other similar event.

(2) This registration registers the resale of 270,508 shares of outstanding shares of Class A common stock of the Registrant held by the selling stockholders.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 23, 2024. The Registrant is entitled to offset $4,569.64 pursuant to Rule 457(p) under the Securities Act for fees paid with respect to $30,959,640.60 of unsold securities previously registered pursuant to the Registration Statement on Form S-3 (File No. 333-277538) filed by the Registrant on February 29, 2024.